Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into on this 24th day of February, 2022 by and between, on the one hand, Michelle Ngo (“Ms. Ngo”) and, on the other hand, Kilroy Realty Corporation, a Maryland corporation (“Company”), and Kilroy Realty, L.P., a Delaware limited partnership (“Operating Partnership”, and Company and Operating Partnership referred to collectively as “Kilroy”). Kilroy and Ms. Ngo may be referred to herein jointly as “the Parties” or individually as “the Party.”

RECITALS

WHEREAS, Ms. Ngo has been employed by Kilroy as Senior Vice President, Chief Financial Officer and Treasurer;

WHEREAS, Ms. Ngo has voluntarily resigned from employment with Kilroy effective February 25, 2022 (the “Separation Date”);

WHEREAS, Ms. Ngo is a party to that certain Non-Competition, Non-Solicitation and Non-Disclosure Agreement with Kilroy dated as of January 28, 2016 (the “Confidentiality Agreement”) and that certain Indemnification Agreement with Kilroy dated as of December 29, 2020 (the “Indemnification Agreement”); and

WHEREAS, Kilroy and Ms. Ngo understand and acknowledge that each of them is waiving legal rights or claims by signing the Agreement, and that each of them voluntarily enters into the Agreement with a complete understanding of its terms and with the intent to be bound thereby;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Kilroy and Ms. Ngo agree as follows:

1SEPARATION FROM EMPLOYMENT AND TRANSITION

1.1On the Separation Date, Ms. Ngo shall cease to be an employee of Kilroy. Ms. Ngo hereby irrevocably resigns as an officer, director, member, manager and in each and every other capacity with each of Company and Operating Partnership, and with each of their respective Affiliates (as such term is defined below), effective as of the Separation Date. Kilroy accepts such resignations. Kilroy shall continue to pay Ms. Ngo’s regular salary, and provide her with her regular benefits, through and until the Separation Date. For clarity, Ms. Ngo acknowledges and agrees that she is not entitled to any additional equity awards, bonus or other forms of incentive compensation. Ms. Ngo agrees that the Separation Date shall constitute the date of Ms. Ngo’s “separation from service” from Kilroy (within the meaning of Internal Revenue Code Section 409A and the guidance promulgated thereunder). As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Company or Operating Partnership (or Company and Operating Partnership together); (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.2Ms. Ngo agrees to be reasonably available, if and as may be requested by Kilroy, over the period of sixty (60) days following the Separation Date to provide such help and support as Kilroy may reasonably request regarding the transition of the responsibilities and duties that she held prior to the Separation Date. Ms. Ngo’s services pursuant to this Section 1.2 shall be as an independent contractor to Kilroy (and not as an employee) for which she will be entitled to no additional compensation or benefits (beyond the compensation and benefits provided for in this Agreement).

1.3Except as expressly authorized by Kilroy in writing, on and after the Separation Date, Ms. Ngo shall not represent or act, directly or indirectly, for or on behalf of, or otherwise as an agent of, Kilroy or any one of the Kilroy Released Parties (as such term is defined below).

1.4On the Separation Date, Kilroy shall deliver to Ms. Ngo a final paycheck consisting of her accrued and unpaid salary and her accrued but unused vacation and any unused floating holiday hours based on Ms. Ngo’s current regular base salary rate. The Parties agree that Ms. Ngo’s accrued but unused vacation time as of the date of this Agreement is approximately 320 hours and 16 unused floating holiday hours as of the date of this Agreement.

1.5Except as expressly provided for in this Agreement: (i) Ms. Ngo acknowledges and agrees that all obligations of Kilroy to pay salary, benefits, discretionary bonus, vacation and floating holiday pay, cash bonus and equity or other awards, deferred compensation, auto allowance, separation pay, incentive pay, 401(k) contributions (including the Kilroy matching contribution) or any other employee benefits, or any other compensation or remuneration of any kind in connection with Ms. Ngo’s employment with Kilroy, or in connection with Ms. Ngo’s separation of employment, shall cease as of the Separation Date; and (ii) that no compensation, benefits, or other payments or remuneration shall be due or owing to Ms. Ngo from Kilroy or any of the Kilroy Released Parties in connection with Ms. Ngo’s service as an officer or employee, in connection with Ms. Ngo’s separation from employment, or otherwise, on or after the date of this Agreement. Nothing stated herein shall amend any benefit plans in which Ms. Ngo is a participant that are subject to the Employee Retirement Income Security Act of 1974, as amended.

1.6Kilroy shall reimburse Ms. Ngo in the ordinary course for any expenses incurred by Ms. Ngo during her employment with Kilroy that are reimbursable pursuant to Kilroy’s general expense reimbursement policies and have not heretofore been reimbursed. Ms. Ngo agrees that she will submit customary documentation of such expenses to Kilroy promptly after the Separation Date (or earlier). Ms. Ngo represents that she has not and will not incur any such expenses (to the extent not previously reimbursed) other than in the ordinary course and consistent with past practice.

1.7Ms. Ngo’s accrued and vested benefit under the Kilroy Realty Corporation 401(k) (the “401(k) Plan”) will be paid in accordance with the terms of that plan.

1.8Beginning with coverage the month following the month in which the Separation Date occurs, Ms. Ngo will have the option to convert and continue coverage for herself and her eligible dependents under Kilroy’s group medical insurance benefits, as may be required by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or Cal-COBRA, as applicable. Ms. Ngo acknowledges that she must make a timely election to continue such coverage under COBRA or Cal-COBRA and that she shall be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA or Cal-COBRA, as applicable.

1.9Ms. Ngo has a fully vested account balance under the Kilroy Realty Corporation 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), at Newport Group. In accordance with the terms of the Deferred Compensation Plan, all account balances under the Deferred Compensation Plan shall be paid to Ms. Ngo in one lump sum on or as soon as practicable after the date that is six (6) months and one (1) day following the Separation Date (the “Delayed Payment Date”), after taking into account the notional earnings or losses occurring prior to the Delayed Payment Date and net of applicable tax withholding obligations (the “Deferred Cash Payment”). In the event of any inconsistency or ambiguity between this payment provision and the payment provisions of the Deferred Compensation Plan, the Deferred Compensation Plan shall control. Ms. Ngo acknowledges and agrees that the Deferred Cash Payment constitutes a complete distribution of all amounts owed to her under the Deferred Compensation Plan and fully satisfies all existing Kilroy obligations in connection therewith.

1.10Ms. Ngo was previously awarded restricted stock units (“RSUs”) pursuant to certain Restricted Stock Unit Agreements (each, an “RSU Agreement”). As of the Separation Date, Ms. Ngo will have approximately 10,483.1588 vested, but deferred, time-based RSUs (“Vested Deferred RSUs”) in her Account (as defined in each applicable RSU Agreement). Subject to the terms in each applicable RSU Agreement, the Vested Deferred RSUs shall be distributed to Ms. Ngo (net of applicable tax withholding obligations) in a single distribution of KRC common stock into an account KRC established at Shareworks by Morgan Stanley in Ms. Ngo’s name (the “Shareworks Account”) as soon as practicable after the Delayed Payment Date. To the extent that any additional RSUs are issued as Dividend Equivalents prior to the Delayed Payment Date with respect to the Vested Deferred RSUs, such additional RSUs shall be paid in shares of KRC common stock, or the cash equivalent, on the Delayed Payment Date. There can be no guarantee or promise as to the value of the Vested Deferred RSUs (or any associated Dividend Equivalents) on the Delayed Payment Date. Ms. Ngo acknowledges receipt of payment for, and in full satisfaction of, any RSUs that vested by their terms prior to the Separation Date other than as to the Vested Deferred RSUs. As of the Separation Date, all remaining RSUs held by Ms. Ngo (for clarity, other than the Vested Deferred RSUs) shall terminate and be forfeited and Ms. Ngo shall have no further right with respect thereto or in respect thereof. Ms. Ngo agrees that she has no equity interest, no derivative equity interest, and no equity awards with respect to interests in, Operating Partnership or any other Affiliate of Kilroy.

1.11Ms. Ngo acknowledges and agrees that she will promptly transfer any shares of Company common stock and any cash amounts in the Shareworks Account to her personal brokerage and/or bank account as soon as possible after the Separation Date (and, as to any such shares and amounts credited thereto with respect to the Vested Deferred RSUs, as soon as possible after the Delayed Distribution Date), but by no later than November 30, 2022, and Kilroy will remove Ms. Ngo’s access to the Shareworks Account immediately following such date. Furthermore, in accordance with Kilroy’s Insider Trading Compliance Policy, Ms. Ngo hereby acknowledges and agrees not to buy, sell or otherwise trade in any Kilroy securities while in possession of any material non-public information about Kilroy.

1.12On or prior to the Separation Date, Ms. Ngo shall coordinate with Kilroy Human Resources for the return of the following: (i) all Kilroy property, including all tangible or intangible property, such as equipment, software, information, office, parking and/or elevator access keys, books and data, that she was provided during her employment, including her laptop computer; (ii) all Confidential Information (as that term is defined in the Confidentiality Agreement) in her possession; and (iii) a complete list of all computer and website log-in passwords that she used for Kilroy work purposes (each and collectively, “Kilroy Property”). Ms. Ngo represents and warrants that she has not and will not retain any Kilroy Property of any type or in any form, whether created, generated, stored or transmitted in any electronic or other format, or in any other media, on any electronic device, such as but not limited to her personal laptop, iPads, thumb drives or other electronic devices or computers to which she has access. As a limited and narrow exception hereto, Ms. Ngo may retain her Company-provided cellular phone and iPad, as well as any personnel or payroll records to which she is legally entitled and any contacts, calendars and personal correspondence.

1.13Each of the Confidentiality Agreement and the Indemnification Agreement remains in full force and effect through the Separation Date and, thereafter, in accordance with its terms. Ms. Ngo acknowledges, represents and warrants that she has complied in all material respects with her obligations under the Confidentiality Agreement. Ms. Ngo shall continue to be covered under the applicable Kilroy directors’ and officers’ liability insurance pursuant to any applicable tail coverage.

2TRANSITION SUPPORT PAYMENT

In consideration for the covenants, promises and obligations set forth herein, the Release (as such term is defined below), and the other covenants and promises of Ms. Ngo set forth in this Agreement, and subject to the condition precedent that Ms. Ngo satisfy the Release Requirement (as such term is defined below), Kilroy shall make the following payments (together, the “Section 2 Payments”), which payments or benefits Kilroy would not otherwise be obligated to make or provide to Ms. Ngo: (i) on or promptly after the date that is thirty (30) days after the Separation Date, Kilroy shall pay Ms. Ngo One Hundred and Fifty Thousand Dollars ($150,000), and (ii) on or promptly after the date that is sixty (60) days after the Separation Date, Kilroy shall pay Ms. Ngo One Hundred and Fifty Thousand Dollars ($150,000). For clarity, Kilroy shall not be obligated to pay or provide, as the case may be, any of the Section 2 Payments if the Release Condition is not satisfied. For purposes of this Agreement, the “Release Condition” means that (i) on or within twenty one (21) days after the Separation Date Ms. Ngo shall have delivered to Kilroy a release, in the form attached hereto as Exhibit A, executed by Ms. Ngo (“Release”), and (ii) Ms. Ngo shall not revoke the Release (or any portion thereof) pursuant to any revocation right afforded by applicable law.

3NO REPRESENTATIONS AS TO TAXABILITY OF ANY PAYMENTS

All payments and benefits contemplated by this Agreement (including, without limitation, the Section 2 Payments) are subject to applicable withholdings and deductions. Kilroy has not made, and does not make, any representations as to the taxability of any of the Section 2 Payments, or any other payments or benefits contemplated by this Agreement, or any portion thereof, under state, local or federal law. Kilroy may reflect any payments to Ms. Ngo on a Form W-2 or as required by law. Ms. Ngo expressly acknowledges that in entering into this Agreement, no representations regarding taxability of the Section 2 Payments or any other payments and benefits have been made to him. Ms. Ngo shall be solely responsible for any and all tax liability with respect to the Section 2 Payments and such other payments and benefits, except as to any amounts of tax withholding that Kilroy may actually withhold therefrom pursuant to applicable laws, rules and regulations.

4REMEDY FOR BREACH OF AGREEMENT

4.1Without limiting any and all available rights or remedies as decided by the arbitrator, at law or in equity, all of which shall be available and are not waived, the Parties agree that any breach of the terms of this Agreement, the Release, or the Confidentiality Agreement would result in irreparable injury and damage to either one of them, for which there is no adequate remedy at law. The Parties agree that the aggrieved Party (including the respective Kilroy Released Parties as set forth in the Release in the event of a breach of the Release) shall be entitled to obtain a temporary restraining order and/or a preliminary injunction or permanent injunction, without the need to post a bond, for the purpose of restraining the other Party from engaging in prohibited activities or providing for such other relief as may be required to specifically enforce the terms of this Agreement, the Release, or the Confidentiality Agreement.

4.2Resort to any remedy provided for in this Agreement, the Release, or the Confidentiality Agreement will not prevent concurrent or subsequent award of other appropriate remedies or preclude a recovery of monetary damages and other compensation or restitution.

4.3The Parties agree that any action, dispute, controversy or claim (collectively, “Dispute”) arising out of or in any way relating to this Agreement or the Release, or to the breach or threatened breach of this Agreement or the Release, or to the breach or threatened breach of the Confidentiality Agreement, or to any other matters between the Parties including without limitation Ms. Ngo’s employment with Kilroy and the termination thereof, shall be resolved to the fullest extent provided by law by final and binding arbitration administered by JAMS before a single neutral arbitrator. The arbitration will be conducted pursuant to the Employment Arbitration Rules & Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The rules may be accessed at: https://www.jamsadr.com/rules-employment-arbitration/english. Under these rules, the Parties acknowledge and agree that: (a) a Party may file any claim in arbitration that could have been brought or filed in any court of law or in equity; (b) the prevailing Party shall recover any and all damages and all other relief that would otherwise be available at law or in equity; (c) each Party is entitled to discovery sufficient to adequately arbitrate the Dispute, including access to essential documents and witnesses; (d) Kilroy shall pay the entire cost of the arbitrator and the arbitration forum costs; (e) the arbitrator shall issue a written decision stating the essential findings and conclusions on which the arbitration award is based, and sufficient to allow for judicial review to the fullest extent permitted by law including for legal error; and (f) except as required for judicial review or in response to court order, any and all proceedings shall be maintained in the strictest confidence by the Parties and their representatives, the arbitrator and any other participants in the arbitration proceedings. Each of the Parties hereby consents to the jurisdiction of the arbitrator, the authority of the arbitrator to award the relief provided for herein, and to JAMS to administer the arbitration, and to submit to said jurisdiction. Accordingly, each Party voluntarily, knowingly and intentionally waives the Party’s right to a jury trial, and agrees to submit any Dispute to arbitration under the terms and conditions provided for herein. The venue of the arbitration shall be in the County of Los Angeles, specifically, at the JAMS offices located at 1925 Century Park E, 14th Floor, Los Angeles, CA 90067, unless the Parties mutually agree in a writing executed by both Parties to a different venue. The Parties agree that this Section 4.3 duly amends the Confidentiality Agreement, as Ms. Ngo has agreed to arbitration as the sole remedy, except injunctive relief as stated above, for the resolution of any dispute. The Parties agree that this Arbitration Agreement shall be governed by California Civil Procedure Code section 1280 et seq. and the Federal Arbitration Act (“FAA”), 9 U.S.C. section 1, et. seq., except when there is a conflict between the two the FAA will control. Notwithstanding anything herein to the contrary (but, as to the Section 2 Payments, only if the Release Condition has been satisfied), Kilroy shall pay Ms. Ngo compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in consideration of this Agreement, the Release or the Confidentiality Agreement.

5INTEGRATED AGREEMENT

This Agreement, together with the Release attached hereto, the Confidentiality Agreement, and the Indemnification Agreement (the “Integrated Agreement”), constitutes an integrated written contract expressing the entire agreement between Kilroy and Ms. Ngo as to its and their subject matter. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof or thereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter of the Integrated Agreement, or any portion of the Integrated Agreement, shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent therewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of the Integrated Agreement except as expressly set forth in the Integrated Agreement.

6SEVERABILITY

It is the desire and intent of the parties hereto that the provisions of this Agreement and of the Release be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement or of the Release shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement and of the Release or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end, each of the provisions of this Agreement as well as each of the provisions of the Release is declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement and the Release, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement and the Release or affecting the validity or enforceability of such provision in any other jurisdiction.

7AMENDMENTS AND WAIVER

This Agreement and the Release may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement or the Release, as the case may be, which agreement is signed by an authorized officer of Kilroy and by Ms. Ngo. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement or under the Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

8GOVERNING LAW

Construction and interpretation of this Agreement and of the Release shall at all times and in all respects be governed by the laws of the State of California, without regard to the rules or principles of conflicts or choice of law that might look to any jurisdiction outside of California.

9MISCELLANEOUS TERMS

9.1Each of the Parties has received, or has been given the opportunity to receive, prior independent legal advice from legal counsel and tax advisors of their choice with respect to the advisability of entering into this Agreement (and, as to Ms. Ngo, with respect to the advisability of entering into the Release), and the taxability of any payments set forth herein, and therefore no ambiguity of this Agreement or of the Release shall be resolved against any Party by virtue of having participated in the drafting of this Agreement or of the Release.

9.2Each of the Parties represents that each has read this Agreement and the Release carefully, knows and understands its contents, and has investigated the facts pertaining to this Agreement and the Release to the extent that each deems necessary or desirable.

9.3The section headings and titles contained in this Agreement and in the Release are inserted for convenience only, and they neither form a part of this Agreement or the Release, nor are they to be used in the construction or interpretation of this Agreement or the Release. In this Agreement and in the Release, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. In this Agreement and in the Release, where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

9.4This Agreement and the Release are personal to Ms. Ngo and shall not be assignable by Ms. Ngo except by operation of law. This Agreement and the Release shall inure to the benefit of and be binding upon Company, Operating Partnership, and each of its and their respective successors and assigns and any such successor or assignee shall be deemed substituted for Company or Operating Partnership, as the case may be, under the terms of this Agreement and the Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Company or Operating Partnership, as the case may be, or to which Company or Operating Partnership assigns this Agreement or the Release, as the case may be, by operation of law or otherwise.

9.5Except as otherwise provided herein, Kilroy and Ms. Ngo shall each bear their own attorneys’ fees, costs, and expenses incurred with respect to the drafting, negotiation or execution of this Agreement and the Release.

9.6The Parties consent and agree that this Agreement and the Release may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such party’s hand-written signature. The Parties further consent and agree that (1) to the extent a party signs this Agreement or the Release using electronic signature technology, by clicking “sign”, such Party is signing this Agreement or the Release, as the case may be, electronically, and (2) the electronic signatures appearing on this Agreement and the Release shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

9.7Nothing in this Agreement, the Confidentiality Agreement or the Release prohibits Ms. Ngo from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, including those related to unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Ms. Ngo has reason to believe is unlawful. Ms. Ngo does not need the prior authorization or approval of any officer or employee of Kilroy to make any such reports or disclosures and she is not required to notify Kilroy that she has made such reports or disclosures. Further, nothing in this Agreement, the Confidentiality Agreement or the Release prohibits or restricts Ms. Ngo’s ability to share confidential information regarding possible violations of the law with any federal, state or local government agency, and to accept monetary awards for providing information about violations of the law to any such agency (sometimes referred to as whistleblower awards or informant awards) under any whistleblower law, rule or program. Further, the Parties represent and agree that this Agreement, the Confidentiality Agreement and the Release are intended to fully comply with the Defend Trade Secrets Act of 2016. Accordingly, Ms. Ngo acknowledges and understands the following:

(a)    An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)    Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

[Signatures Follow on the Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by Kilroy and Ms. Ngo on the date of this Agreement first set forth above.

/s/ Michelle Ngo
MICHELLE NGO

KILROY REALTY CORPORATION,
a Maryland corporation

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: President

By:	/s/ Heidi R. Roth
Name: Heidi R. Roth
Title: Executive Vice President, Chief
Administrative Officer

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy REALTY CORPORATION,
a Maryland corporation,
Its:	General Partner

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: President

By:	/s/ Heidi R. Roth
Name: Heidi R. Roth
Title: Executive Vice President, Chief
Administrative Officer

Exhibit A

RELEASE

1GENERAL RELEASE OF CLAIMS

1.1Michelle Ngo (“Ms. Ngo”) enters into this Release on March 18, 2022 (the “Effective Date”) and delivers it to Kilroy (as defined below) in consideration of the Section 2 Payments provided for in that certain Transition Agreement by and between, on the one hand, Ms. Ngo and, on the other hand, Kilroy Realty Corporation, a Maryland corporation (“Company”), and Kilroy Realty, L.P., a Delaware limited partnership (“Operating Partnership”, and Company and Operating Partnership referred to collectively as, “Kilroy”) dated on or about February 24, 2022 (the “Transition Agreement”). Capitalized terms used in this Release that are not otherwise defined herein are used as defined in the Transition Agreement.

1.2Ms. Ngo for herself and on behalf of her spouse and child or children (if any), heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns (together, the “Ngo Releasing Parties”), shall and does hereby and forever fully, finally and forever generally remise, release, waive and discharge Company, Operating Partnership, the Kilroy Released Parties (as such term is defined below), and each of them, from any and all known or unknown, suspected or unsuspected, whether or not concealed or hidden, claims, rights, actions and causes of action, at law or in equity, including but not limited to the Released Claims (as such term is defined below), which Ms. Ngo or any of the Ngo Releasing Parties ever had or held, now has or holds, or hereafter can, shall, or may have or hold against Kilroy, the Kilroy Released Parties, or any one of them, based on any occurrences, transactions, events, acts, or omissions related to Ms. Ngo’s employment with Company, Operating Partnership, or their respective Affiliates or subsidiaries, or Ms. Ngo’s separation from employment from Company, Operating Partnership, or their respective Affiliates or subsidiaries from the beginning of the World through the Effective Date. Ms. Ngo acknowledges and agrees that she has received any and all leave and other benefits that she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

1.3Notwithstanding anything else stated herein to the contrary, the foregoing release of claims shall not apply to any of the following: (i) Kilroy’s obligations under the Transition Agreement (including as to the payment of the compensation and benefits provided for therein); (ii) rights to indemnification Ms. Ngo may have under the Indemnification Agreement or under the articles, bylaws or other governing documents of Company or Operating Partnership or any of their respective Affiliates; (iii) rights Ms. Ngo may have as a shareholder of Company; (iv) any rights that Ms. Ngo may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of Company, Operating Partnership, or any of their respective Affiliates; and/or (v) any rights to continued medical and dental coverage Ms. Ngo may have under COBRA. In addition, this Release, and the releases provided for herein by Ms. Ngo, do not cover any claim that cannot be so released as a matter of applicable law.

Release - 1

1.4The term “Kilroy Released Parties” means and shall include Company, Operating Partnership, their respective Affiliates, and each of its or their current or former officers, directors, shareholders, investors, partners, representatives, members, employees (in their respective capacities as such, in their individual and personal capacities, and in any and all other capacities), servants, agents, managing agents, owners, partnerships, trustees, predecessors, successors, assigns, affiliates, parents, subsidiaries (whether or not wholly owned), attorneys, administrators, insurers and reinsurers, accountants, and lenders.
1.5The term “Released Claims” means and shall include any and all claims, actions, and causes of action, liens, debts, liabilities, demands, obligations, contracts or commitments, suits, debts, accounts, covenants, disputes, controversies, agreements, stock options agreements, promises, acts, costs and expenses (including without limitation attorneys’ and expert witness fees), damages and executions, of whatever kind or nature related to Ms. Ngo’s employment with Company, Operating Partnership, or their respective Affiliates or subsidiaries, or Ms. Ngo’s separation from employment from Company, Operating Partnership, or their respective Affiliates or subsidiaries. Without limitation, the term “Released Claims” includes any statutory, civil, common law or administrative claim, such as but not limited to claims under the California Fair Employment and Housing Act (FEHA) (Cal. Gov’t Code section 12940 et seq.), Title VII of the 1964 Civil Rights Act, as amended (Title VII) (42 U.S.C. section 2000e et seq.), the Fair Labor Standards Act, as amended (29 U.S.C. section 201 et seq.), the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. section 1981 et. seq., the Consolidated Omnibus Benefits Reconciliation Act of 1985 (COBRA) and any notices provided to Ms. Ngo under COBRA, the Americans with Disabilities Act (ADA) (42 U.S.C. section 12101 et seq.), the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. sections 2101 et seq.), the California WARN Act (Cal. Labor Code section 1400 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. section 701, et seq.), the Family and Medical Leave Act of 1992, 29 U.S.C. section 2601 et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. section 1001 et. seq., Section 132a of the California Workers’ Compensation Act (Labor Code section 132a); claims under the California Labor Code (except with respect to workers’ compensation and unemployment insurance claims); except for the compensation and benefits to be paid as provided under the Transition Agreement, claims for compensation including salary (and the manner of payment thereof and any withholdings therefrom pursuant to required tax withholdings or as otherwise ordered by court), discretionary bonus, stock units, performance stock units, restricted stock, stock options, deferred compensation, each and any award agreement, any other equity or other awards, fringe benefits, vacation, auto allowance, separation pay, incentive pay or other employee benefits (except claims for California statutory unemployment insurance benefits); except for the compensation and benefits to be paid as provided under the Transition Agreement, claims related to any notice of termination, the termination of Ms. Ngo’s employment, and the timing thereof, attorneys’ fees, costs, expenses and expert witness expenses, tort damages, personal injury damages, breach of implied or express contract, discrimination on the basis of any statutorily protected class, failure to accommodate, failure to engage in an interactive process, wrongful termination in violation of public policy, breach of fiduciary duty, declaratory relief, injunctive relief, public policy breach, intentional or negligent infliction of emotional distress, breach of implied covenant of good faith and fair dealing, interference with contract, interference with prospective economic advantage, intentional or negligent misrepresentation, promissory fraud, fraud, conversion, defamation, libel, slander, invasion of privacy, disparagement of any kind or nature, malicious prosecution, or abuse of process (whether express, implied in law or fact, oral or written), whether known or unknown,

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suspected or unsuspected, fixed or contingent, at law or in equity, which Ms. Ngo ever had or held, now has or holds, or hereafter can, shall, or may have or hold at any time in the future, in any capacity, individually, or as a member of a class, collective or representative action, with respect to her employment with Kilroy or the termination thereof, from the beginning of the World through the Effective Date.
2WAIVER OF SECTION 1542 RIGHTS

2.1Ms. Ngo hereby acknowledges that she understands that the facts with respect to which the releases set forth herein are given may turn out to be different from the facts now known or believed to be true by her, and she accepts and assumes the risk of facts turning out to be different, and agrees that this Release shall remain in all respects effective and not subject to termination or rescission by virtue of such difference in facts. Ms. Ngo further acknowledges that she has been informed of and understands the provision of California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
2.2Ms. Ngo expressly waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and under any statute, rule, or principle of common law or equity, of any jurisdiction, that is similar to such Section 1542.

3SPECIAL ADEA WAIVER

3.1Ms. Ngo hereby releases and forever discharges Company, Operating Partnership, the Kilroy Released Parties, and each of them, from any and all claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq. Ms. Ngo hereby acknowledges that: (i) she fully understands the terms, conditions and provisions of this Release; (ii) this release specifically applies to any rights or claims she may have against Company, Operating Partnership, the Kilroy Released Parties, or any of them, under the ADEA; (iii) this provision does not waive or purport to waive ADEA rights or claims that may arise from acts or events occurring after the date this waiver is executed; (iv) the consideration provided for this Release pursuant to the Transition Agreement is in addition to that which she is already entitled; (v) she has been advised of the right to consult with her own attorney of her choice prior to signing this Release; (vi) she has been given twenty-one (21) days within which to consider the settlement set forth in this Release prior to signing this Release; and (vii) she understands that she has seven (7) days following the date she signs this Release within which to revoke this Release (“Revocation Period”), and that this Release shall not become effective or enforceable until the Revocation Period has expired. Any such revocation must be in writing and must be received by Kilroy during the seven (7)-day revocation period. Any notice of revocation must be sent by Ms. Ngo in writing

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to Kilroy (attention President), 12200 West Olympic Blvd., Suite 200, Los Angeles, CA 90064, so that it is received within the seven (7)-day period following execution of this Release by Ms. Ngo.

3.2Ms. Ngo understands that she may execute this Release before the expiration of the twenty-one (21) day period referenced above, and she acknowledges and agrees that should she do so, she knowingly and voluntarily waives the full twenty-one (21) day period to consider the settlement set forth in this Release.

Ms. Ngo’s Initials	/s/ MN

4NO PENDING CLAIMS OR OTHER CHARGES

4.1Ms. Ngo represents and warrants that she has no claims or charges pending against Company, Operating Partnership, the Kilroy Released Parties, or any of them, with the California Labor Commissioner, the United States Department of Labor, the California Department of Fair Employment and Housing (DFEH), the United States Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local governmental agency or in any civil court or other forum in any jurisdiction. Except as expressly set forth herein, Ms. Ngo shall not file, or cause to be filed, any claims, suits or charges against Company, Operating Partnership, the Kilroy Released Parties, or any one of them with respect to the Released Claims.

4.2Should Ms. Ngo, or anyone acting in her behalf or in concert with her, bring any demand, claim, suit, charge or process (each an “action”) against Company, Operating Partnership or any one of the Kilroy Released Parties, in any forum or venue, whether the action is brought in Ms. Ngo’s individual capacity, or in a representative capacity on behalf of Ms. Ngo or others, or as agents of disclosed or undisclosed principals, with respect to a claim released in Section 1 such action shall be in breach of this Release. Without limitation, in the event of a breach referenced in this Section 4.2, Kilroy shall be entitled to recover its reasonable attorneys’ fees, costs and expenses (including expert witness fees and costs) as a measure of its damages.
4.3Ms. Ngo represents and warrants that there has been no assignment or transfer of any Released Claims, or portion thereof, to any other person. Nothing in this Release shall modify the Charter or Bylaws of Kilroy regarding any provision therein respecting indemnification of a former directors, officer or employee by Kilroy.

4.4With respect to Ms. Ngo’s right to enforce the Transition Agreement and to cooperate with governmental agencies and personnel, nothing in the Transition Agreement, the Confidentiality Agreement or this Release shall prohibit or interfere with Ms. Ngo’s right to bring any action to enforce the terms of the Transition Agreement, the Confidentiality Agreement or this Release, or to file a charge with, cooperate with, or participate in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission, or other federal, state or local agency. However, except where otherwise prohibited by law, the consideration provided to Ms. Ngo in the Transition Agreement shall be the sole relief provided to her for all claims she previously asserted or could have asserted. Ms. Ngo is not, and shall not be, entitled to recover, and she agrees to waive, any back pay, back benefits, damages for emotional distress, other actual or compensatory damages, punitive damages, interest, and other monetary benefits or other personal relief or recovery against Kilroy in connection with any such claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge or

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proceeding, except for whistleblower or informant awards as set forth below in Section 9.7 of the Transition Agreement. Section 9.7 of the Transition Agreement applies as to this Release and is incorporated herein by this reference.

5NO ADMISSION OF LIABILITY

Ms. Ngo expressly acknowledges and agrees that the Transition Agreement and this Release represent a settlement of disputed rights and claims and that, by entering into the Transition Agreement and this Release, neither Company, Operating Partnership, nor any one of the Kilroy Released Parties, nor Ms. Ngo, nor any one of the Ngo Releasing Parties admits or acknowledges the existence of any liability or wrongdoing, all such liability being specifically and expressly denied.

IN WITNESS WHEREOF, this Release has been duly executed by Ms. Ngo on the date of this Release first set forth above.

/s/ Michelle Ngo
MICHELLE NGO

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